Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ORCHIDS PAPER PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	23-2956944 (I.R.S. Employer Identification No.)

4826 Hunt Street

Pryor, Oklahoma 74361

(918) 825-0616

(Address of principal executive offices)

Orchids Paper Products Company 2014 Stock Incentive Plan
(Full title of the plan)

Keith R. Schroeder
Chief Financial Officer

Orchids Paper Products Company
4826 Hunt Street

Pryor, Oklahoma 74361
(918) 825-0616
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Donald E. Figliulo, Esq.
Polsinelli PC
161 N. Clark Street, Suite 4200
Chicago, IL 60601
312.463.6311

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $0.001 par value per share
Shares Not Previously Registered (3)	378,584	$27.88	$10,554,922	$1,360
Remaining Shares (4)	21,416	n/a	n/a	n/a
Total	400,000	n/a	n/a	$1,360

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Company common stock par value $0.001 per share (the “Common Stock”), that become issuable pursuant to the Orchids Paper Products Company 2014 Stock Incentive Plan (the "2014 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average ($27.88) of the high ($28.08) and low ($27.68) prices of the Company’s Common Stock as reported by the NYSE MKT on May 8, 2014.

(3)	The “Shares Not Previously Registered” are shares of Common Stock that are reserved for issuance pursuant to the 2014 Plan. A total of 400,000 shares of Common Stock are reserved for issuance pursuant to the 2014 Plan, however, such amount includes 21,416 shares of Common Stock that were reserved for issuance pursuant to the Orchids Paper Products Company Stock Incentive Plan (the “Prior Plan”) and that were not subject to any outstanding awards granted pursuant to the Prior Plan (the “Remaining Shares”). The Prior Plan is no longer available for future awards and the Remaining Shares were rolled from the Prior Plan into the 2014 Plan and are now available for issuance under the 2014 Plan.

(4)	The Remaining Shares were previously registered by the Company and available for grant under the Prior Plan but were not subject to outstanding awards and are now available for grant under the 2014 Plan. All shares reserved for issuance under the Prior Plan, including the Remaining Shares, were previously registered by the Company under the following registration statements on Form S-8: (i) Form S-8 filed on September 13, 2005 (File No. 333-128293), (ii) Form S-8 filed on August 6, 2008 (File No. 333-152815), and (iii) Form S-8 filed on July 1, 2011 (File No. 333-175278). Pursuant to Rule 457(p) and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Remaining Shares from the registration statement on Form S-8 filed on July 1, 2011 (File No. 333-175278) to offset approximately $78 in fees that otherwise would be payable at the time of filing this Form S-8.

EXPLANATORY NOTE

Orchids Paper Products Company (the “Registrant” or “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 400,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) authorized for issuance under the Orchids Paper Products Company 2014 Stock Incentive Plan (the “2014 Plan”). The number of shares of Common Stock registered hereby includes 21,416 shares of Common Stock that were previously reserved for issuance under the Orchids Paper Products Company Stock Incentive Plan (the “Prior Plan”) but were not subject to any award made pursuant to the Prior Plan. Such shares were rolled into the Plan and are now available for issuance pursuant to the 2014 Plan. The 2014 Plan was approved by the Company’s stockholders at a special meeting held on April 9, 2014.

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PART I

INFORMATION REQUIRED IN
THE SECTION 10 (a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference information into this Registration Statement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361; Attention: Corporate Secretary, telephone: (918) 825-0616. The following documents, which have previously been filed by the Registrant with the SEC, are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the SEC:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Company’s latest annual report referred to in (1) above.

(3)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (No. 001-32563) filed under Section 12(b) of the Exchange Act, on July 8, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

(4)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all common stock offered hereunder has been sold or which deregisters all common stock then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

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Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 6.10 of our Bylaws makes mandatory that the Company will indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. We are not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by our board of directors; or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law or any other applicable law. In addition, Section 6.10 of our Bylaws allows, but does not make mandatory, that the Company indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Section 1 of Article Sixth of our Certificate of Incorporation includes such a provision stating that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party including, expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

In addition, the Delaware General Corporation Law and our Bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We have purchased insurance coverage for our directors and officers as well as insurance coverage to reimburse us for potential costs of corporate indemnification of our directors and officers, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

See Item 9 for information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pryor, State of Oklahoma, on May 13, 2014.

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Keith R. Schroeder
Keith R. Schroeder Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey S. Schoen and Keith R. Schroeder, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Signature	Title
/s/ Steven R. Berlin	Chairman of the Board of Directors	May 13, 2014
Steven R. Berlin

/s/ Jeffrey S. Schoen	Chief Executive Officer and Director	May 13, 2014
Jeffrey S. Schoen	(Principal Executive Officer)

/s/ John G. Guttilla	Director	May 13, 2014
John G. Guttilla

/s/ Douglas E. Hailey	Director	May 13, 2014
Douglas E. Hailey

/s/ Elaine MacDonald	Director	May 13, 2014
Elaine MacDonald

/s/ Mark H. Ravich	Director	May 13, 2014
Mark H. Ravich

/s/ Keith R. Schroeder	Chief Financial Officer	May 13, 2014
Keith R. Schroeder	(Principal Financial and Accounting Officer)

EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant dated May 17, 2013, incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (SEC Accession No. 0001104659-13-058279) filed with the SEC on July 31, 2013.
3.2	Amended and Restated Bylaws of the Registrant effective as of May 17, 2013 and incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q (SEC Accession No. 0001104659-13-058279) filed with the SEC on July 31, 2013.
4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to its Registration Statement on Form S-1/A (SEC Accession No. 0000950137-05-007858) filed with the SEC on June 24, 2005.
5.1*	Opinion of Polsinelli PC.
10.1	Orchids Paper Products Company 2014 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (SEC Accession No. 0001144204-14-021868) filed with the SEC on April 10, 2014.
23.1*	Consent of HoganTaylor LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Polsinelli PC (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included in signature page to this Registration Statement).

*Filed herewith